Exhibit 99.1

Bioscience

Baxter

MEMO

To: From: CC: Date: Re:	Investigators and Clinical Coordinators for the Baxter 160603 Trial
Richard I Schiff, MD, PhD, Elizabeth Flax
Baxter, InClin, Halozyme
17 May 2010
The rHuPH20 used in the 160603 study is NOT impacted by the recall of HYLENEX

Halozyme and Baxter recently announced a recall of HYLENEX recombinant (hyaluronidase human injection), the commercial form of rHuPH20, due to the presence of particulates observed in some of the stability samples. These particulates, identified as tiny (0.1 to 0.6 mm) fragments of glass, have not been seen in any stability samples of rHuPH20 used in the 160603 or 170901 studies during an observation period of more than 18 months. The packaging of rHuPH20 for these studies is different from that of HYLENEX as it is packaged in a different vial sourced from a separate supplier. Baxter continues to evaluate stability samples of rHuPH20 on a continuous basis and will take appropriate steps should a problem arise.

Several months ago a decision was made to change the spike in order to reduce the force required to spike the rHuPH20 vials, and to introduce a filter that could be attached to the spike as a matter of good practice to provide an additional margin of safety. It has taken time to test and qualify the individual components to be sure that there would be no impact on the rHuPH20 or the IGSC, 10%. These studies have nearly been completed and we plan to implement the filters within the next few weeks. The introduction of the filter is not in response to the current issue with HYLENEX, but obviously the filter will provide an additional margin of safety from any particulates.

Please feel free to contact us if you or your patients have any questions or concerns.

/s/ Richard I. Shiff	/s/ Elizabeth Flax
Richard I Schiff, MD, PhD	Elizabeth Flax
Global Medical Director	Manager, Clinical Operations

Baxter Healthcare Corporation
1 Baxter Way / Westlake Village, California 91362
T 805.372.3000